Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement, dated as of May 2, 2026 (this “Agreement”), is by and between (a) Sturm, Ruger & Company, Inc., a Delaware corporation (the “Company”) on the one hand and (b) Beretta Holding S.A. (“Beretta Holding” and together with the Company, the “Parties”) on the other hand.

WHEREAS, as of the date hereof, Beretta Holding Beneficially Owns 1,587,000 shares of common stock of the Company, $1.00 par value per share (the “Common Stock”);

WHEREAS, Beretta Holding desires to commence an all cash tender offer for a number of shares of Common Stock equal to the lesser of (x) 15.05% of the shares of Common Stock outstanding as of the commencement of the tender offer or (y) 2,400,184 shares of Common Stock (the lesser of the number of shares referred to in (x) and (y), the “Offer Shares”), at a price per share not less than $44.80 per share (the “Offer Price”), and otherwise on the terms set forth on Annex A (such partial tender offer, the “Tender Offer”);

WHEREAS, the Company is party to that certain Rights Agreement, dated as of October 14, 2025, between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”);

WHEREAS, the Company and Beretta Holding wish to enter into this Agreement with respect to certain matters relating to the Board of Directors of the Company (the “Board”) and certain other matters, as provided herein;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Board Representation; Discussion Topics; Tender Offer and Pre-Emptive Rights.

(a) Initial Director Appointments and 2026 Annual Meeting. Within five (5) business days following the later of the 2026 Annual Meeting and satisfaction of all of the Regulatory Conditions set forth in Section 1(j)(i)(A), the Board shall, subject to Section 1(d), Section 1(e), Section 1(f) and Section 1(k) (and provided that the Standstill Period has not ended), take such actions as are necessary to appoint two (2) directors sourced by Beretta Holding that have been approved by the Board pursuant to the procedures set forth in (and who have complied with) Section 1(e) (each a “Beretta Holding Director” and collectively, the “Beretta Holding Directors”) to the Board. The Company’s slate of nominees for election as directors of the Company at the Company’s first annual meeting of stockholders to occur after the date of this Agreement (the “2026 Annual Meeting”) shall include such persons as the Board may determine and for the avoidance of doubt is not anticipated to include the Beretta Holding Directors.

(b) Committee Appointments. Upon the appointment of any Beretta Holding Director as a director of the Company, the Board and all applicable committees of the Board shall take all necessary actions to promptly appoint such Beretta Holding Director to at least one (1) committee of the Board. Without limiting the foregoing, the Board and all applicable committees of the Board shall give any Beretta Holding Director (or Replacement thereof) the same due consideration for membership to each committee of the Board, including any new committee(s) and subcommittee(s) that may be established, as any other independent director.

(c) 2027 Annual Meeting and 2028 Annual Meeting. Subject to the prior satisfaction of all of the Regulatory Conditions set forth in Section 1(j)(i)(A), and to Section 1(f) and Section 1(k) (and provided that the Standstill Period has not ended), (i) the Company’s slate of nominees for election as directors of the Company at the next two annual meetings of stockholders of the Company to immediately follow the 2026 Annual Meeting (i.e., the Company’s 2027 annual meeting of stockholders and 2028 annual meeting of stockholders) (such two meetings, the “2027 Annual Meeting” and the “2028 Annual Meeting”, respectively) shall include, alongside such other persons as the Board may determine, the Beretta Holding Directors and (ii) the Company shall recommend that the Company’s stockholders vote in favor of the election of the Beretta Holding Directors at each of the 2027 Annual Meeting and the 2028 Annual Meeting and shall support the Beretta Holding Directors for election at each of the 2027 Annual Meeting and the 2028 Annual Meeting in substantially the same manner as the Company’s other nominees. Notwithstanding anything in this Agreement and for the avoidance of doubt, the Company does not have any obligation to include any Beretta Holding Director on the Company’s slate of nominees for election as a director of the Company (or to recommend in favor of or otherwise support for election any such person) for the 2029 Annual Meeting or any subsequent annual meeting of stockholders of the Company.

(d) Compliance with Policies. The Parties acknowledge that each Beretta Holding Director (or any Replacement thereof) must (i) be qualified to serve as a member of the Board under all corporate governance policies, codes and guidelines of the Company applicable to other members of the Board (collectively, the “Company Policies”) and applicable legal and regulatory requirements, and will be required to comply with all Company Policies, in each case, applicable to non-executive directors as in effect from time to time, (ii) not be a member of the Beretta Holding Group, (iii) not serve (or have in the past served (unless otherwise agreed to by the Board after consulting with outside counsel)) as a director, officer, employee, partner, trustee, manager, consultant or advisor of any member of the Beretta Holding Group or of any other Competitor or any Affiliate of any Competitor and (iv) qualify as “independent” of (A) the Company, and (B) the Beretta Holding Group (as if the Beretta Holding Group were a listed company on the New York Stock Exchange), pursuant to the New York Stock Exchange listing requirements (as supplemented by the Company’s Standards of Independence for its Board of Directors) and the rules and regulations of the United States Securities and Exchange Commission (“SEC”), including with respect to the New York Stock Exchange listing requirements and the SEC rules and regulations related to director service on certain committees ((i), (ii), (iii) and (iv), collectively, the “Applicable Director Criteria”). Notwithstanding the foregoing, nothing in this paragraph shall prevent the Company from hereafter agreeing, subject to compliance with applicable law, to waive in a signed writing clause (ii) and/or clause (iii) of the Applicable Director Criteria (as it applies to a former director, officer, employee, partner, trustee, manager, consultant or advisor of any member of the Beretta Holding Group who otherwise satisfy the Applicable Criteria) or prevent Beretta Holding from privately requesting such a waiver from the Board in respect of any such person; provided that, the Board shall have the right in its sole and absolute discretion to refuse to provide any such waiver in respect of any Person for any reason or no reason. The Parties further acknowledge that each Beretta Holding Director, upon election or appointment to the Board, will be governed by (i) the same Company Policies as the other non-executive directors of the Company and (ii) the same protections and obligations as the other non-executive directors of the Company under the Company’s Certificate of Incorporation, as amended, and Amended and Restated By-Laws, as amended, and shall have the same rights and benefits with respect to insurance, indemnification, compensation, and fees, as are applicable to all non-executive directors of the Company. Beretta Holding is aware that the Company Policies as in effect from time to time shall, among other things, prohibit any member of the Board (including the Beretta Holding Directors and any Replacements therefor) from disclosing Confidential Information or other commercially sensitive information to persons other than officers, directors and employees of the Company without the prior permission of the Board or the Company’s general counsel, and that disclosure of any such information shall further be limited by the fiduciary duties owed by members of the Board to the Company and its stockholders, taken as a whole, as well as antitrust and competition laws and national security laws, and Beretta Holding shall not, and shall ensure that no other Restricted Person does, directly or indirectly seek to obtain any such information from any member of the Board without the prior written consent of the Board. For purposes of this Agreement, “Confidential Information” means any non-public information entrusted to or obtained by a member of the Board by reason of his or her position as a director of the Company.

(e) Beretta Holding Director Appointments; Replacement Rights. Subject to the prior satisfaction of all of the Regulatory Conditions set forth in Section 1(j)(i)(A) and to Section 1(f) and Section 1(k) (and provided that the Standstill Period has not ended), from 5 business days following the 2026 Annual Meeting until immediately prior to the 2029 Annual Meeting, Beretta Holding shall be entitled to designate (x) (if the Beretta Holding Group’s aggregate Beneficial Ownership of Voting Securities is equal to or in excess of (and, subject to the proviso of Section 12(z), at no point following the Grace Period End Date has fallen below) the Two Director Minimum Ownership Level)) up to two (2) Beretta Holding Directors, or (y) (if the Beretta Holding Group’s aggregate Beneficial Ownership of Voting Securities is equal to or in excess of (and, subject to the proviso of Section 12(s), at no point following the Grace Period End Date has fallen below) the One Director Minimum Ownership Level) up to one (1) Beretta Holding Director, to serve as member(s) of the Board; provided, that any Beretta Holding Director shall be required to be reasonably acceptable to the Board and to meet the Applicable Director Criteria. Should any Beretta Holding Director resign from the Board, or become unable to serve on the Board due to death, disability or any other reason, prior to the 2029 Annual Meeting, Beretta Holding will have the right (subject to the prior satisfaction of all of the Regulatory Conditions set forth in Section 1(j)(i)(A) and to Section 1(f) and Section 1(k) (and provided that the Standstill Period has not ended)) to recommend for appointment to the Board a replacement director (a “Replacement”) for such Beretta Holding Director who has resigned or become unable to serve (“Replacement Rights”); provided, that any Replacement of a Beretta Holding Director shall be required to be reasonably acceptable to the Board and to meet the Applicable Director Criteria. The appointment of a Beretta Holding Director or Replacement will be subject to a customary due diligence process by the Board (including the review of a completed D&O questionnaire (in the Company’s standard form, which for the avoidance of doubt may include questions related to relationships to the Beretta family and/or other Restricted Persons), interviews with members of the Board and a customary background check) and completion, execution and delivery by the Beretta Holding Director or Replacement, prior to his/her appointment to the Board, of the irrevocable resignation letter referred to in Section 1(g), and all documentation required generally to be completed, executed and/or delivered by non-executive directors on the Board (such documentation, and, together with the resignation letter referred to in Section 1(g), the “On-Boarding Documentation”). The Company will use its reasonable best efforts to complete its approval process as promptly as practicable. For the avoidance of doubt, (x) if Beretta Holding’s proposed original Beretta Holding Director (or as applicable, Replacement therefor) is not approved by the Board, Beretta Holding will be entitled during the Standstill Period to continue to recommend different persons who meet the foregoing criteria until an original Beretta Holding Director (or as applicable, Replacement therefor) is appointed and (y) the Board may take into account the level and nature of any relationship(s) a proposed original Beretta Holding Director (or as applicable, Replacement therefor) has with the Beretta family and/or other members of the Beretta Holding Group, and any potential effects on competitively sensitive information and/or confidentiality, in making a determination to accept or reject any such person, irrespective of whether such person otherwise satisfied the Applicable Director Criteria. Except as otherwise specified in this Agreement, if a Replacement is appointed, all references in this Agreement to the term “Beretta Holding Director” will include such Replacement in substitution for the person being replaced. Beretta Holding agrees that it shall not propose any person named in the Nomination Notice (defined below) as a candidate to serve as a Beretta Holding Director (or Replacement thereof).

(f) Minimum Director Ownership Levels. Notwithstanding anything to the contrary in this Agreement, (i) if at any time following the Grace Period End Date, the Beretta Holding Group’s aggregate Beneficial Ownership of Voting Securities is not at or in excess of (or has fallen below) the One Director Minimum Ownership Level, Beretta Holding shall (irrespective of whether the Beretta Holding Group’s aggregate Beneficial Ownership of Voting Securities later once again meets or exceeds such level) no longer be entitled to Replacement Rights for any Beretta Holding Director and Beretta Holding shall no longer have the right to designate (and the Company shall no longer have any obligation to appoint, nominate, include on the Company slate, recommend or support for election (and may withdraw the nomination of) any Beretta Holding Director (or Replacement thereof) to the Board and (ii) if at any time following the Grace Period End Date, the Beretta Holding Group’s aggregate Beneficial Ownership of Voting Securities is not at or in excess of (or has fallen below) the Two Director Minimum Ownership Level but clause (i) above does not yet apply, Beretta Holding shall (irrespective of whether the Beretta Holding Group’s aggregate Beneficial Ownership of Voting Securities later once again meets or exceeds such level) only be entitled to Replacement Rights in respect of one Beretta Holding Director (and only then if Beretta Holding would otherwise have Replacement Rights in respect of such one Beretta Holding Director pursuant to Section 1(e)) and Beretta Holding shall only have the right to designate (and the Company shall only have any obligation to appoint, nominate, include on the Company slate, recommend or support for election) a maximum of one Beretta Holding Director (or Replacement thereof) to the Board (and only then to the extent that Beretta Holding would otherwise have such right (and the Company would otherwise have such obligation) pursuant to the applicable of Section 1(a) and Section 1(c) in respect of such one remaining Beretta Holding Director (or Replacement thereof). Beretta Holding shall promptly (and in any event within two (2) Business Days) inform the Company in writing if at any time the Beretta Holding Group has failed to maintain any Minimum Director Ownership Level.

(g) Resignations. No later than immediately prior to the appointment to the Board of a Beretta Holding Director (or Replacement therefor), each of the Beretta Holding Directors shall deliver (and any Replacement shall deliver, as applicable) to the Company an irrevocable resignation letter in the form attached hereto as Exhibit A pursuant to which such Person shall automatically by operation of such letter resign from the Board and all applicable committees thereof, subject to the Board’s acceptance of such resignation (which may be accepted or rejected in its sole discretion), in the event that any of the following events (each, a “Resignation Event”) has occurred:

(i) a breach, in any material respect, of this Agreement by Beretta Holding (including by operation of Section 10), as finally determined by a court of competent jurisdiction; or

(ii) such Beretta Holding Director, without the prior written consent of the Board, ceases to satisfy clause (iii) or clause (iv)(B) of the definition of Applicable Director Criteria.

(h) Recusals. Beretta Holding acknowledges and agrees that each Beretta Holding Director (and any Replacements therefor) shall, consistent with their fiduciary duties, recuse themselves from participating or voting in any portion of any Board or committee meeting that relates to a matter in respect of which he/she has a conflict of interest, and the Beretta Holding Directors (and any Replacements therefor) shall so agree as a condition to their becoming directors.

(i) Potential Commercial Collaboration. Following the execution of this Agreement, the Company and Beretta Holding currently expect to seek to identify and explore, on a non-binding basis, potential avenues for future commercial cooperation, which such future cooperation could potentially include, among other things, potential opportunities with respect to sales, supply chains, sourcing and manufacturing. The Parties shall ensure that all such discussions are structured and conducted in a manner that complies with all applicable antitrust, competition and national security and foreign investment laws, including through the use of clean team arrangements or other appropriate information barriers as may be required by applicable law or reasonably requested by either Party. In the event that any opportunity for cooperation is identified and agreed, the terms thereof shall be set forth in a separate writing executed by the Company and Beretta Holding.

(j) Regulatory Conditions to Company Obligations; Regulatory Cooperation.

(i) The obligation of the Company:

(A)	to comply with Section 1(a), Section 1(b), Section 1(c), Section 1(e), Section 1(i), Section 1(l) and Section 1(n) is subject to the prior receipt of CFIUS Approval, which shall be in full force and effect, without the imposition of any Burdensome Condition; and

(B)	to comply with Section 1(l) and Section 1(n) is subject to (1) the prior receipt of all consents, approvals or authorizations of and of all declarations from, and the making of all filings with and notices to, all Governmental Authorities pursuant to all applicable antitrust, competition and foreign direct investment and other laws in connection with this Agreement and/or an increase in Beretta Holding’s Beneficial Ownership of Common Stock to 25% of the issued and outstanding Common Stock (or any of the matters contemplated by any of the foregoing) (it being understood that within the 30 calendar days following the execution of this Agreement, the Company and Beretta Holding shall use reasonable best efforts to work together to determine in good faith what such other consents, approvals or authorizations of and of all declarations from, and filings with and notices to such Governmental Authorities are (each of such consents, approvals, authorizations, declarations or filings, an “Additional Approval”)) all of which shall be in full force and effect without the imposition of any Burdensome Condition, and (2) the waiting period under the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) applicable to the Tender Offer (or any other issuance of stock by the Company to any member of the Beretta Holding Group pursuant to Section 1(n)) shall have expired or been terminated, without the imposition of any Burdensome Condition.

(the receipt of the approvals, consents, authorizations, declarations, filings and notices referred to in clause (A) and (B)(1), and expiration or termination of the waiting period under the HSR Act, collectively, the “Regulatory Conditions”).

(ii) The Company and Beretta Holding shall (and Beretta Holding shall cause the other members of the Beretta Holding Group to) use reasonable best efforts to (A) (i) file or cause to be filed with the applicable Governmental Authorities, as promptly as reasonably practicable following the date hereof, all filings required to secure satisfaction of the Regulatory Conditions (it being understood that notwithstanding anything to the contrary in this Section 1(j), (x) the CFIUS Filing made by Beretta Holding prior to the date hereof and provided to the Company’s counsel prior to the date hereof shall satisfy the obligations of the Parties to make a CFIUS Filing, and (y) the Company shall not be required to become a party to the CFIUS Filing or (unless the Company so requests) participate in meetings with Governmental Authorities in respect of the CFIUS Filing unless required by the applicable U.S. Governmental Authorities as a precondition to the further review of the CFIUS Filing or required for the granting of CFIUS Approval without a Burdensome Condition), including such filings as are required to be made in connection with any Additional Approvals (in each case within a reasonable period after any such Additional Approval has been identified), and (ii) file a Notice and Report Form pursuant to the HSR Act (in each case as promptly as practicable), (B) comply at the earliest practicable date with (or properly reduce the scope of) any request for additional information or other documentary information from any applicable Governmental Authority pursuant to any applicable laws and (C) take all other actions necessary to secure satisfaction of the Regulatory Conditions without the imposition of a Burdensome Condition. The Company and Beretta Holding shall (and Beretta Holding shall cause the other members of the Beretta Holding Group to) reasonably consult with each other in advance and use their respective reasonable best efforts to cooperate with each other, and consider in good faith the views of the other, in connection with any filings, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any of them in connection with the subject matter of the Regulatory Conditions. The Company and Beretta Holding shall (and Beretta Holding shall cause the other members of the Beretta Holding Group to) promptly notify each other of any written communication made to or received by it from any Governmental Authority regarding the subject matter of the Regulatory Conditions, and, subject to any applicable law, permit the other to review in advance any proposed written communication to any such Governmental Authority and incorporate the other’s reasonable comments. The Company and Beretta Holding (on behalf of itself and the other members of the Beretta Holding Group) agree that they shall not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry relating to the subject matter of the Regulatory Conditions unless, to the extent permitted by law, it or they consult with the other(s) in advance and, to the extent permitted by such Governmental Authority, give the other(s) the opportunity to attend, and furnish the other(s) with copies of all correspondence, filings and written communications between them and any such Governmental Authority with respect to such matters. Notwithstanding anything to the contrary in this paragraph (ii), to the extent any document or information to be provided pursuant to this paragraph (ii) is proprietary, confidential, commercially sensitive and/or implicates any anti-trust, national security or foreign investment law-related considerations, such information may be provided on an outside-counsel-only basis and any material (including outside counsel only material) may be redacted as necessary to (x) comply with applicable law and contractual arrangements and (y) to address privilege and confidentiality concerns. Beretta Holding shall be responsible for all filing fees in respect of the subject matter of the Regulatory Conditions. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any of the Parties or any of their Affiliates be required to agree to any structural or behavioral remedy or to litigate, or be obliged to propose, agree to or accept any commitments, obligations, restrictions or conditions in connection with any Regulatory Condition (any of the matters referred to in this sentence, a “Burdensome Condition”); provided, however, that the foregoing shall not restrict either Party from accepting or agreeing to any mitigation measures or commitments that are reasonably required to obtain CFIUS Approval or any other similar approval (it being understood that the Company’s and Beretta Holding’s prior written consent shall be required for any mitigating measure or commitment that could affect the Company’s (in the case of the Company’s consent) or Beretta Holding’s (in the case of Beretta Holding’s consent) business or future prospects). The obligations of the Parties pursuant to this Section 1(j)(ii) shall terminate upon the earlier of (x) the conclusion of the 2028 Annual Meeting (or if earlier, the termination of the Standstill Period) and (y) the Company’s obligation pursuant to Section 1(a), Section 1(b), Section 1(c), Section 1(e), Section 1(i), Section 1(j), Section 1(l), and Section 1(n) terminating pursuant to Section 1(k)(i). Any information exchanged by or on behalf of the Parties pursuant to this paragraph shall be made subject to a non-disclosure agreement to be entered into between Beretta Holding and the Company.

(k) Termination of Certain Obligations.

(i) The Company’s obligations pursuant to Section 1(a), Section 1(b), Section 1(c), Section 1(e), Section 1(i), Section 1(j), Section 1(l), and Section 1(n) will immediately terminate upon the earlier to occur of: (A) the Beretta Holding Group no longer Beneficially Owning a percentage (calculated based on the most recent number of shares of Common Stock outstanding publicly-disclosed by the Company) of the Company’s issued and outstanding Common Stock equal to at least the One Director Minimum Ownership Level (the “Minimum Ownership Level”); provided that, until the Grace Period End Date, the aggregate Beneficial Ownership by the Beretta Holding Group of Common Stock shall not be deemed to have fallen below the Minimum Ownership Level solely by virtue of the fact that the Beretta Holding Group has not yet acquired Beneficial Ownership of a number of shares of Common Stock equal to or exceeding the Minimum Ownership Level; and (B) Beretta Holding having been finally determined by a court of competent jurisdiction to have breached this Agreement in any material respect (including without limitation by virtue of any act or omission of any other Restricted Person or by operation of Section 10). Beretta Holding shall promptly (and in any event within two (2) business days) inform the Company in writing if at any time Beretta Holding Group has failed to maintain the Minimum Ownership Level or becomes aware of any breach of this Agreement that would implicate this Section 1(k)(i).

(ii) Beretta Holding’s obligations pursuant to Section 1(i), Section 2 and Section 3(b) will immediately terminate upon the Company having been finally determined by a court of competent jurisdiction to have breached, in any material respect, (A) its obligations pursuant to Section 1(a) or Section 1(c) to seat a Beretta Holding Director that has been approved by the Board pursuant to Section 1(e) or (B) its obligations pursuant to Section 1(e); provided that the Company shall not in any circumstance be deemed to be in breach of Section 1(e) until five (5) Business Days after Beretta Holding has notified the Company in writing that it is in material non-compliance with Section 1(e) and the basis therefore (and only then if the Company has not cured such breach).

(l) Amendment of Shareholder Rights Plan; Tender Offer.

(i) Subject to Section 1(k) and Section 1(l), no later than five (5) calendar days following the first date on which all of the Regulatory Conditions have been satisfied, the Company shall either (A) terminate or accelerate the expiration date of the Rights Agreement or (B) amend the Rights Agreement in such a manner as to permit the Beretta Holding Group (taken together along with any other persons with whom they are acting in concert, if any) to collectively have Beneficial Ownership of a percentage of the Company’s issued and outstanding Voting Securities equal to the Independent Ownership Limit without triggering the separation or exercise of rights, or causing any member of the Beretta Holding Group to become an “Acquiring Person” (as defined in the Rights Agreement), under the Rights Agreement (the applicable of clause (A) and clause (B), the “Rights Agreement Condition”). Any amendment to the Rights Agreement may be conditioned on the Beretta Holding Group’s continued compliance in all material respects with Section 3 of this Agreement. This Section 1(l)(i) shall automatically terminate at the end of the Standstill Period.

(ii) Subject to Section 1(k) and Section 1(l)(i), Beretta Holding shall no later than the later of (x) 45 calendar days after the date on which the Regulatory Conditions are satisfied and (y) 40 calendar days after the Company has complied with the first sentence of Section 1(l)(i) (the applicable of (x) and (y), the “Commencement Deadline”), commence the Tender Offer within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”). The obligations of Beretta Holding to accept for payment, and pay for, any shares of Common Stock validly tendered and not properly withdrawn pursuant to the Tender Offer shall be subject only to the satisfaction or (to the extent permitted) waiver of the Tender Offer conditions set forth in Annex A (collectively, the “Offer Conditions”). The Tender Offer, for the avoidance of doubt, shall not be subject to any minimum tender condition or any financing condition, and (x) Beretta Holding shall ensure that at all times the sum of (I) the percentage (based, at any moment in time, on the most recent number of shares of Common Stock issued and outstanding publicly-disclosed by the Company at such time) of Voting Securities of the Company Beneficially Owned by the Restricted Persons (taken together, along with any other persons with whom they are acting in concert, if applicable), plus (II) the Offer Shares required to be sought in the Tender Offer, shall not exceed the Independent Ownership Limit. Beretta Holding shall consummate the Tender Offer in accordance with its terms, and promptly after consummation accept for payment and promptly thereafter pay for all shares of Common Stock validly tendered and not properly withdrawn pursuant to the Tender Offer. The Offer Price shall be net to the applicable tendering shareholder of any tax withholding required by law. The Tender Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the Offer Conditions and the other terms required by this Agreement. Beretta Holding expressly reserves the right to increase the Offer Price; provided, however, that without the prior written consent of the Company, Beretta Holding shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Tender Offer, (C) decrease the maximum number of shares of Common Stock sought to be purchased in the Tender Offer below the number of Offer Shares, (D) impose conditions or (other than for the obligation for tendering shareholders to execute a letter of transmittal customary in form and substance and other similar customary requirements) requirements to the Tender Offer in addition to the Offer Conditions, (E) waive, amend or modify any of the Offer Conditions or any other terms or conditions of the Tender Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the Company or any holder of Common Stock or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Tender Offer or prevent, impair or materially delay the ability of Beretta Holding to consummate the Tender Offer (and timely accept and pay for the shares of Common Stock tendered therein and not validly withdrawn), or cause a breach of this Agreement, (F) terminate or withdraw the Tender Offer or accelerate, extend (except as otherwise provided below) or (except as otherwise provided below) otherwise change the Expiration Date or (G) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Tender Offer shall initially be scheduled to expire at one minute following 11:59 p.m., Eastern Time, on the twentieth (20th) business day following the date that the Tender Offer has commenced, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Beretta Holding and the Company or pursuant to the following sentence (such initial expiration date, or any subsequent date to which the expiration of the Tender Offer is extended with the consent of the Company or pursuant to the following sentence, the “Expiration Date”). Notwithstanding the foregoing sentence, Beretta Holding shall extend the Expiration Date for any period required by applicable U.S. federal securities laws and the rules and regulations of the SEC and its staff with respect thereto that are applicable to the Tender Offer, and may further extend for any reason the Expiration Date on up to four occasions in consecutive increments of up to five (5) Business Days each (or such longer period, and/or for such further occasions, as the Company and Beretta Holding may agree). As soon as practicable on the date the Tender Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Beretta Holding shall (i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Tender Offer, which Schedule TO shall contain as exhibits the Offer to Purchase and forms of the letter(s) of transmittal and summary advertisement, and other customary ancillary documents, in each case, in respect of the Tender Offer (together with all amendments and supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to all holders of Common Stock. In connection with the Tender Offer, the Company shall comply with Rule 14d-5(a) and (c) promulgated under the Exchange Act.

(iii) Provided that the Tender Offer is commenced no later than the Commencement Deadline, then, subject to Section 1(j) and Section 1(k), and Beretta Holding’s and the Tender Offer’s compliance in all material respects with Section 1(l)(ii) and provided that the Board determines after consultation with outside counsel that taking such action is not inconsistent with the fiduciary duties of the members of the Board, the Board shall (A) approve the Tender Offer for purposes of Section 203 of the DGCL and (B) not make a recommendation that Company stockholders do not tender into the Tender Offer. The Company acknowledges and agrees that Beretta Holding may elect to engage Computershare Trust Company, N.A. as the depositary for the Tender Offer. This Section 1(l)(iii) shall not apply to any tender offer that does not constitute a Tender Offer or that otherwise does not comply in any material respect with Section 1(l)(ii), and shall not apply to any tender offer other than the first Tender Offer commenced by a member of the Beretta Holding Group following the date of this Agreement. This Section 1(l)(iii) shall automatically terminate at the end of the Standstill Period.

(m) Withdrawal of Nomination Notice. Beretta Holding hereby irrevocably withdraws the Nomination Notice with immediate effect. Beretta Holding shall, and shall cause its Representatives and the other Restricted Persons to, immediately cease all solicitation efforts in connection with the 2026 Annual Meeting. Beretta Holding shall not, and shall cause the other Restricted Persons not to, file with the SEC, or mail or otherwise deliver to any of the Company’s stockholders, any definitive proxy statement or proxy card (or any further preliminary proxy statement) in respect of the 2026 Annual Meeting.

(n) Anti-dilution. Subject to Section 1(j) and Section 1(k) and the receipt by Beretta Holding of any other regulatory approvals that may be required in order for Beretta Holding to participate in the issuance in question, in the event that, during the Standstill Period, the Company determines to issue Common Stock in an issuance for cash, the Company shall use reasonable best efforts to offer Beretta Holding the opportunity to participate in such primary issuance, on substantially the same terms as are offered to other subscribers of such issuance, in such proportion as would be required (subject to the Independent Ownership Limit) to permit Beretta Holding to maintain the percentage ownership of Common Stock that is equal to the percentage ownership of Common Stock of Beretta Holding immediately prior to such issuance. Notwithstanding anything to the contrary in this Section 1(n) and for the avoidance of doubt, this Section 1(n) shall not apply to any issuance of Common Stock (i) in which the Company receives consideration other than cash, (ii) in connection with (A) any direct or indirect acquisition by the Company of another business or (B) any Restricted Transaction, (iii) in connection with any officer, director or employee benefit or compensation plans or other programs or incentive or retention awards, or that are otherwise made to any officers, directors or employees of the Company, (iv) pursuant to any shareholder rights plan (or any stock split, stock dividend or similar event related thereto) or (v) pursuant to any obligations of the Company (A) existing prior to September 22, 2025 or (B) entered into on or after September 22, 2025 but prior to the execution of this Agreement; provided that, in the case of this clause (B), such obligations have been previously disclosed to Beretta Holding.

(o) Board Size. The Company, on a non-binding basis, currently anticipates that the size of the Board will be reduced during the Standstill Period through ordinary course retirements and attrition. For the avoidance of doubt, any such reduction in the size of the Board will have no effect on Beretta Holding’s rights to appoint any Beretta Holding Director on the terms and subject to the conditions set forth in this Section 1.

2. Standstill Provisions. During the Standstill Period, Beretta Holding shall not, and shall cause the other Restricted Persons not to, directly or indirectly, in any manner, take any of the following actions (unless specifically permitted to do so in writing in advance by the Board):

(a) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, Voting Securities (or cause or knowingly encourage any Third Party to do so), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act), in, or assist, advise or knowingly encourage any Third Party in, any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any Voting Securities (other than such advice or encouragement that is consistent with the Board’s recommendation in connection with such matter), or initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign (or cause, assist, advise or knowingly encourage any Third Party to do so);

(b) effect, offer or propose to effect, cause or participate in or publicly comment on, or in any way assist, facilitate or solicit or encourage any other Person to effect or seek, offer or propose to effect or participate in or publicly comment on, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of all or a substantial portion of the Company’s assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or any of their respective securities (each, a “Restricted Transaction”); provided that nothing in this paragraph (b) shall preclude or prohibit any Restricted Person from (i) (subject to Section 3(b) and Section 3(c)) voting in favor of or against any proposal for a Restricted Transaction at an annual or special meeting of the stockholders of the Company; (ii) tendering shares, receiving payment for shares or otherwise participating in any such Restricted Transaction on the same basis as the other stockholders of the Company or (iii) (solely with respect to the first Tender Offer commenced by a Restricted Person) commencing, conducting and consummating the Tender Offer pursuant to and in accordance with Section 1(l)(ii);

(c) (i) (A) call, or seek or encourage any Person to call, any meeting of stockholders, or (B) act or seek to act (or cause, assist, advise or knowingly encourage any other Person to act or seek to act) by written consent, (ii) seek representation on, or nominate or propose or recommend the nomination of any candidate to the Board (except as expressly provided by Section 1(e) pursuant to the process with the Board set forth in Section 1(e)) or cause, assist, advise or knowingly encourage any other Person to nominate or propose the nomination of or recommend the nomination of any candidate to the Board, (iii) seek (or cause, assist, advise or knowingly encourage any other Person to seek) the removal of any member of the Board or (iv) make any proposal at any annual or special meeting of the Company’s stockholders (or cause, assist, advise or knowingly encourage any other Person to do so); provided, that, the foregoing clauses (ii) and (iii) of this paragraph (c) shall not prevent the Beretta Holding Directors from (x) discussing such matters at any Board or Board committee meeting or discussing such matters with other members of the Board at any time and (y) introducing qualified director candidates to the Board or the Nominating and Corporate Governance Committee;

(d) take any action in support of or make any proposal or request that constitutes or relates to: (i) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (ii) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any Person, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(e) make any announcement, statement or disclosure regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or that would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that would reasonably be expected to require the Company to make any disclosure relating to any such intent, purpose, plan, proposal or condition;

(f) (i) form, join (whether or not in writing), encourage (knowingly) (or seek to influence), advise, participate in or otherwise act in concert with, a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act (a “Group”), with respect to the Voting Securities (other than any Group consisting solely of members of the Beretta Holding Group), (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement (in each case with respect to clauses (ii) and (iii), other than (A) (solely to the extent permitted by Section 3) granting any proxy, consent or other authority to vote in accordance with the Board’s recommendation in any solicitation approved by the Board (or in accordance with their own interests to the extent permitted by Section 3(b)); (B) (solely to the extent permitted by Section 3) granting any proxy, consent or other authority to vote in any solicitation solely with respect to any matter for which Beretta Holding retains voting discretion pursuant to the proviso to Section 3 (b)(iii) or (C) (solely to the extent permitted by Section 3) depositing any Voting Securities in a customary brokerage account, prime brokerage account or similar account (in each case) over which solely members of the Beretta Holding Group have Beneficial Ownership);

(g) make any request for stockholder list materials or other books and records of the Company or its subsidiaries under Section 220 of the DGCL or otherwise;

(h) sell, offer or agree to sell to any Third Party, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying Voting Securities;

(i) (A) compensate or otherwise incentivize or enter into any agreement, arrangement or understanding, whether written or oral, to compensate or incentivize, any person for his or her service as a director of the Company, including with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation or incentive, directly or indirectly related to Company or its securities or (B) enter into any other agreement, arrangement or understanding with any person in connection with his or her service as a director of the Company;

(j) (A) institute, solicit or join any litigation, arbitration or other proceeding (including any derivative action) against or involving the Company (or any subsidiary thereof) or any of its or their future, current or former directors or officers or employees in any Restricted Person’s capacity as (or that relates to any Restricted Persons’ status as) a shareholder or prospective acquirer of the Company (or of securities of the Company); provided, that nothing in this clause (A) shall prevent members of the Beretta Holding Group from (1) bringing litigation to enforce the provisions of this Agreement, (2) seeking a declaratory judgment with respect to compliance with the terms of this Agreement, (3) being a party to a class action instituted by a Third Party without the assistance or encouragement of any Restricted Person or (4) exercising statutory appraisal rights in respect of any Restricted Transaction; or (B) encourage others to bring any litigation, arbitration or other proceeding (including any derivative action) against or involving the Company (or any subsidiary thereof) or any of its or their future, current or former directors or officers or employees;

(k) communicate (on the record, off the record, on background or otherwise) with any journalist or other member of the media with respect to the Company with respect (A) to any matter that any Restricted Person is otherwise prohibited from publicly discussing, or undertaking or proposing, under this Agreement or (B) any other matter relating to the governance, ownership, securities or management of the Company or any actual or potential future plans or proposals of any Restricted Person with respect to the Company;

(l) enter into any discussions, negotiations, agreements, or understandings with (or otherwise act in concert with) any Third Party with respect to any of the foregoing, or assist, advise or knowingly encourage any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or knowingly cause any action, or make any statement, inconsistent with any of the foregoing; or

(m) (i) contest the validity of, or (ii) publicly request any waiver of, any of the obligations set forth in this Agreement.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 2 shall not be deemed to (x) restrict any member of the Beretta Holding Group or its Representatives from (A) communicating privately with the Company’s directors or officers (including with respect to Section 1(i)) so long as such communications are not intended to, and would not reasonably be expected to, violate applicable law or require any public disclosure (including under Section 13(d) of the Exchange Act and related regulations) of such communications and (B) (solely in the event that the Company publicly announces that it has entered into a definitive agreement providing for the consummation of an Extraordinary Transaction with a Third Party, but has not within the preceding six months invited Beretta Holding to make a proposal for an Extraordinary Transaction (disregarding the reference in the definition of Extraordinary Transaction to no member of the Beretta Holding Group being a party to such transaction) in respect of the Company) making a superior proposal for any Extraordinary Transaction (disregarding the reference in the definition of Extraordinary Transaction to no member of the Beretta Holding Group being a party to such transaction) involving Beretta Holding and the Company, or (y) restrict Beretta Holding or any other Restricted Person from tendering shares, receiving payment for shares, voting shares (to the extent permitted by Section 3) or otherwise participating in any transaction that has been approved by the Board on the same basis as the other stockholders of the Company, subject to the other terms of this Agreement or (z) restrict a Beretta Holding Director (or Replacements thereof) in the exercise of their fiduciary duties to the Company and all of its stockholders, taken as a whole.

3. Independent Ownership Limit; Voting Commitments.

(a)  At all times following the execution of this Agreement, Beretta Holding shall not, and shall cause the other Restricted Persons not to, directly or indirectly, in any manner (unless specifically permitted to do so in writing in advance by the Board): acquire, offer, agree or propose to acquire, or cause to be acquired, whether by purchase, tender or exchange offer (including the Tender Offer), passive accretion (including as a result of any Company repurchases of Common Stock from other stockholders) (“Passive Accretion”), through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including a “group” as defined pursuant to Section 13(d) of the Exchange Act), through swap or hedging transactions, or otherwise, or direct any Third Party in the acquisition of, any ownership or other interest in any Voting Securities or any Synthetic Position that would result in Restricted Persons (taken together, along with any other persons with whom they are acting in concert, if applicable) collectively having Beneficial Ownership of more than (x) (at any time prior to the satisfaction of all of the Regulatory Conditions) ten percent (10%) of the issued and outstanding Voting Securities and (y) (at the time of or following the satisfaction of all of the Regulatory Conditions) twenty-five percent (25%) of the issued and outstanding Voting Securities (the applicable of (x) and (y), the “Independent Ownership Limit”). Without limiting the generality of the foregoing sentence or any other remedies of the Company in respect of a breach of the foregoing sentence or any other provision of this Agreement, if, at any time following the execution of this Agreement, Restricted Persons (taken together, along with any other persons with whom they are acting in concert, if applicable) have or acquire Beneficial Ownership of Voting Securities in excess of the Independent Ownership Limit for any reason (even if not as a result of any action taken by Restricted Persons or any other persons with whom they are acting in concert), Beretta Holding shall, and shall cause the applicable other Restricted Persons to (A) within forty (40) business days (or such longer period required to avoid any short-swing profits under Section 16 of the Exchange Act, based solely on trades settled by Restricted Persons prior to the date that Restricted Persons first Beneficially Owned Voting Securities in excess of the Independent Ownership Limit) (the “Disposal Period”), sell or cause the sale of such number of shares of Common Stock as is required to result in the Beneficial Ownership of Voting Securities by Restricted Persons (taken together, along with any other persons with whom they are acting in concert, if applicable) no longer exceeding the Independent Ownership Limit and (B) vote, and (as applicable) provide written consents in respect of, all Voting Securities Beneficially Owned by Restricted Persons in excess of the Independent Ownership Limit (such excess Voting Securities, the “Ownership Limit Excess Shares”) in accordance with (x) during the Standstill Period, the Board’s recommendation on all matters without carveouts (notwithstanding anything to the contrary in Section 3(b) or Section 3(c)) and (y) following the Standstill Period (for the avoidance of doubt) in accordance with Section 3(c); provided, that, if Beretta Holding has or acquires Beneficial Ownership of Voting Securities in excess of the Independent Ownership Limit solely (1) as a result of any Passive Accretion from any share buyback of Common Stock by the Company and/or (2) as a result of the purchases by Beretta Holding of Common Stock that, as of the time of such purchases, would not have exceeded the Independent Ownership Limit based on the number of shares of Common Stock most recently publicly disclosed by the Company (but in actuality did exceed the Independent Ownership Limit based on the actual number of shares of Common Stock issued and outstanding as of such date), then Beretta Holding shall not be deemed to be in violation of the Independent Ownership Limit solely with respect to the Ownership Limit Excess Shares resulting from the circumstances set forth in clauses (1) and/or (2) of this sentence of Section 3(a) during the Disposal Period. For the avoidance of doubt, the preceding sentence shall not in any way mitigate or excuse any violation of the Independent Ownership Limit that is not solely due to the specific circumstances set forth in clauses (1) and/or (2) of the preceding sentence of this Section 3(a). Following the end of the Standstill Period (and then, not more frequently than once per rolling 12-month period), Beretta Holding may ask the Board to consider whether an amendment to the Independent Ownership Limit is in the best interests of the Company and its stockholders, taken as a whole, and be afforded the opportunity to submit its views on such matter to the Board.

(b) Beretta Holding agrees that it will cause all Voting Securities Beneficially Owned by any member of the Beretta Holding Group as of the record date for any meeting of stockholders of the Company or written consent solicitation occurring during the Standstill Period (including, for the avoidance of doubt, Beneficial Ownership of any Voting Securities acquired after the date of this Agreement) to be present for quorum purposes and voted at such meetings (in the case of stockholder meetings) and to execute written consents (in the case of written consent solicitations) (i) in favor of the Company’s nominees, (ii) against the election of any directors that have not been nominated by the Company and (iii) in accordance with the Board’s recommendation with respect to any other proposal presented at such meeting, provided, however, that in the case of this clause (iii) (other than with respect to any Ownership Limit Excess Shares), the members of the Beretta Holding Group shall be permitted to vote in their sole discretion (A) with respect to any (x) merger (other than any internal reorganization) in which the Company is not the direct or indirect acquiring party, (y) merger (other than any internal reorganization) in which the Company is a direct or indirect acquiring party and the merger consideration includes Voting Securities or (z) sale of all or substantially all assets of the Company, in the case of each of clause (x), clause (y) and clause (z), to which no member of the Beretta Holding Group is a party (each, an “Extraordinary Transaction”) or (B) (subject to the limitations attached to Excess Voting Rights pursuant to Section 3(c)) with respect to any proposal made by the Company that has received an “against” recommendation from either Glass Lewis or Institutional Shareholder Services; provided, that the Company shall use commercially reasonable efforts to provide Beretta Holding with at least five (5) business days’ written notice (publication of such record date in a securities filing or by press release being sufficient) of the record date for each stockholder meeting occurring prior to the expiration of the Standstill Period (it being understood and agreed that if the Company fails to provide such notice, the obligations set forth in this Section 3(b) shall only apply to the shares of Common Stock that members of the Beretta Holding Group are entitled to vote as of the record date for such applicable stockholder meeting).

(c) At each and any time following the execution of this Agreement that members of the Beretta Holding Group (including for these purposes for the avoidance of doubt any Persons acting in concert with any members of the Beretta Holding Group, including any Restricted Persons) in the aggregate Beneficially Own (whether as a result of buybacks or repurchases by or on behalf of the Company, purchases by members of the Beretta Holding Group, or otherwise) the right to exercise voting rights attached to Voting Securities in excess of 10% (or, following the end of the Standstill Period, 20%) of the outstanding Voting Securities (the “Excess Voting Rights”), Beretta Holding shall, and shall cause the other members of the Beretta Holding Group to, (A) on each and every matter that is submitted to the stockholders of the Company for their vote (other than a vote to approve an Extraordinary Transaction) and with respect to which the Excess Voting Rights may be voted, exercise (or, as applicable, cause to be exercised) such Excess Voting Rights in the same proportion in which all other Voting Securities voted on such matter are voted (treating broker non-votes and abstentions as votes “against” (except with respect to votes of the stockholders of the Company for the election of directors)) and without taking into consideration, in determining such proportions, any Voting Securities that are voted by members of the Beretta Holding Group on such matter), and (B) take reasonable steps to cooperate with the Company in order to exercise (or, as applicable, cause to be exercised) such Excess Voting Rights in the manner contemplated by this Section 3(c). This Section 3(c) shall apply, mutatis mutandis, to any stockholder written consents and solicitations thereof. Solely during the Standstill Period, this Section 3(c) shall not apply to Ownership Limit Excess Shares (which for the avoidance of doubt shall during the Standstill Period be voted and consented in accordance with the Board’s recommendation on all matters without carveouts). Following the end of the Standstill Period (and then, not more frequently than once per rolling 12-month period), Beretta Holding may ask the Board to consider whether an amendment to the Excess Voting Rights threshold is in the best interests of the Company and its stockholders, taken as a whole, and be afforded the opportunity to submit its views on such matter to the Board.

(d) Beretta Holding shall not take, and shall ensure that no other Restricted Persons (or any other Persons acting in concert with any Restricted Person) take, directly or indirectly any actions that would have the purpose or effect of circumventing this Section 3, including by directly or indirectly transferring voting power or voting discretion over any Voting Securities Beneficially Owned or otherwise held by any of them to Third Parties independently from the underlying Voting Securities to which such voting power or voting discretion relates, or otherwise seeking to (x) divest themselves of the voting power or voting discretion of any Voting Securities without divesting themselves of the actual Voting Securities to which such voting power or voting discretion relates or (y) acquire any Voting Securities without acquiring the right to vote such Voting Securities. For the avoidance of doubt, Section 3(a), Section 3(c) and this Section 3(d) shall survive indefinitely (and irrespective, for the avoidance of doubt, of whether the Standstill Period has then expired or a Beretta Holding Director or Replacement thereof remains on the Board).

4. Non-Disparagement.

(a) Until the expiration of the Standstill Period, Beretta Holding agrees not to (and to cause the other Restricted Persons and any Persons acting on behalf of any Restricted Persons not to) make, or cause to be made (whether directly or indirectly), any statement (including in any document filed with or furnished to the SEC or through the media but excluding any court filing) that constitutes an ad hominem attack on, or otherwise disparages, calls into disrepute, slanders, impugns or otherwise is reasonably likely to damage the reputation of the Company or any of its subsidiaries, successors or assigns or any of the past, present or future directors, officers, partners, principals or employees of the Company or any of its subsidiaries, successors or assigns, or any of the respective businesses, products or services of the Company or any of its subsidiaries, successors or assigns;

(b) Until the expiration of the Standstill Period, the Company agrees not to (and to cause its subsidiaries and any Persons acting on behalf of the Company or any of its subsidiaries not to) make, or cause to be made (whether directly or indirectly), any statement (including in any document filed with or furnished to the SEC or through the media but excluding any court filing) that constitutes an ad hominem attack on, or otherwise disparages, calls into disrepute, slanders, impugns or otherwise is reasonably likely to damage the reputation of Beretta Holding or any of its subsidiaries, successors or assigns or any of the past, present or future directors, officers, partners, trustees, principals or employees of Beretta Holding or any of its subsidiaries, successors or assigns, or any of the respective businesses, products or services of Beretta Holding or any of its subsidiaries, successors or assigns.

(c) Nothing in this Section 4 shall be deemed to prevent either the Company or its subsidiaries or any Restricted Person from (i) complying with their respective disclosure obligations under applicable law, legal process, subpoena, law, the rules of any stock exchange, or Legal Requirement or similar processes by or before a Governmental Authority, (ii) defending themselves in any legal proceeding or (iii) seeking to sell or conducting the sale of their products in the ordinary course of business, consistent with past practice.

5. Public Announcements.

(a) No later than 9:00 a.m., Eastern time, on May 4, 2026, the Company and Beretta Holding will issue a joint press release in the form attached as Exhibit B (the “Press Release”). Neither the Company nor Beretta Holding will (and each shall ensure that its Representatives shall not, and Beretta Holding shall further ensure that no other member of the Beretta Holding Group shall) make any public statements with respect to the subject matter of this Agreement or in any other filing with the SEC, any other regulatory or Governmental Authority, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC that are inconsistent with, or otherwise contrary to, this Agreement prior to the end of the Standstill Period. This provision shall not limit private communication with any Governmental Authority in compliance with Section 1(j)(ii) by the Parties or their Representatives in connection with securing the satisfaction of the Regulatory Conditions.

(b) The Company acknowledges that Beretta Holding may file this Agreement and the Press Release as exhibits to its Schedule 13D. The Company shall be given a reasonable opportunity to review and comment on the first Schedule 13D filing made by Beretta Holding with respect to this Agreement, and Beretta Holding shall give reasonable consideration to the comments of the Company. Beretta Holding acknowledges that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. Beretta Holding shall be given a reasonable opportunity to review and comment on the first Current Report on Form 8-K filing made by the Company with respect to this Agreement, and the Company shall give reasonable consideration to the comments of Beretta Holding.

6. Release.

(a) Beretta Holding, on behalf of itself and each other member of the Beretta Holding Group (and the respective officers, directors, employees, managers, agents and other Representatives of it and each other member of the Beretta Holding Group) (each, a “Beretta Holding Releasor”) hereby irrevocably (x) releases and forever discharges, to the fullest extent permitted by law, the Company, its subsidiaries and its and their respective officers, directors and employees (each of the foregoing, including for the avoidance of doubt the Company, a “Company Releasee”) from, for and against, and (y) waives, any and all claims, counterclaims, liabilities, injuries, damages, expenses (including attorneys’ fees and costs incurred), causes of action, suits, judgments, rights and demands of any nature whatsoever, fixed or contingent, whether made or to be made directly or derivatively, whether at law or in equity or otherwise, whether known or unknown, suspected or unsuspected, existing or prospective (all of the foregoing, collectively, “Claims”), that any Beretta Holding Releasor has, has had or may in the future have against any Company Releasee arising out of or in connection with facts, matters and circumstances having occurred prior to the execution of this Agreement, excluding (x) any commercial relationships or agreements between the Company and/or any of its subsidiaries, on the one hand, and any Restricted Person, on the other hand, existing prior to September 22, 2025 (or Claims arising out of any such commercial relationships or agreements) and (y) any non-contractual Claims arising in the ordinary course of business that do not relate to (A) Beretta Holding’s status as a Company shareholder or its acquisitions and proposed acquisitions of Voting Securities, governance matters relating to the Company and/or attempts to seek representation on the Board and (B) any actions taken and/or failed to have been taken (and/or any disclosures made or failed to have been made) by the Company or any other Company Releasee in response thereto or in connection therewith ((x) and (y), collectively, the “Excluded Matters”).

(b) The Company, on behalf of itself and its past, present and future subsidiaries (and the respective officers, directors, employees, managers, agents and other Representatives of it and its subsidiaries) (each, a “Company Releasor”), hereby irrevocably (x) releases and forever discharges, to the fullest extent permitted by law, each member of the Beretta Holding Group and its officers, directors and employees (each in their capacities as such) (each, a “Beretta Holding Releasee”) from for and against, and (y) waives, any and all Claims that any Company Releasor has, has had or may in the future have against any Beretta Holding Releasee arising out of or in connection with facts, matters and circumstances having occurred prior to the execution of this Agreement, excluding the Excluded Matters.

(c) Beretta Holding (on behalf of itself and on behalf of the other Beretta Holding Releasors) hereby irrevocably covenants and agrees not to sue, individually or with any other person in any way, or through any agent or Representative, to commence, assert, knowingly aid in any way, prosecute or knowingly cause to be prosecuted against any Company Releasee, any judicial action or other similar proceeding, in law or in equity, asserted directly or derivatively, including, without limitation, arbitration or other alternative dispute resolution procedure, arising out of or relating to any Claim released pursuant to Section 6(a).

(d) The Company (on behalf of itself and the other Company Releasors) hereby irrevocably covenants and agrees not to sue, individually or with any other person in any way, or through any agent or Representative, to commence, assert, knowingly aid in any way, prosecute or knowingly cause to be prosecuted against any Beretta Holding Releasee any judicial action or other similar proceeding, in law or in equity, asserted directly or derivatively, including, without limitation, arbitration or other alternative dispute resolution procedure, arising out of or relating to any Claim released pursuant to Section 6(b).

(e) Each Beretta Holding Releasee and Company Releasee is an express third party beneficiary of this Section 6, and shall be entitled to the benefits of and to enforce this Section 6 as if it were a direct party hereto.

7. Securities Laws.

Beretta Holding acknowledges that it is aware, and will advise any Representative of the Beretta Holding Group who receives Confidential Information or any other material non-public information relating to the Company (in each case if any), that United States securities laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may trade securities on the basis of such information.

8. Representations and Warranties.

(a) Each of the Parties represents and warrants to the other Party that: (i) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles), and (iii) this Agreement will not result in a violation of any terms or conditions of any agreements to which such Person is a party or by which such Party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

(b) Beretta Holding represents and warrants that (i) as of the date of this Agreement, the members of the Beretta Holding Group collectively Beneficially Own, and the members of the Beretta Holding Group are entitled to vote, an aggregate of 1,587,000 shares of Common Stock, and (to the knowledge of Beretta Holding) no Restricted Person who is not a member of the Beretta Holding Group Beneficially Owns or is entitled to vote any Voting Securities, (ii) as of the date of this Agreement, the members of the Beretta Holding Group have a Synthetic Position (other than the shares of Common Stock Beneficially Owned as set forth in clause (i) above) equivalent to 0 shares of Common Stock, and (to the knowledge of Beretta Holding ) no Restricted Person who is not a member of the Beretta Holding Group has any Synthetic Positions relating to Common Stock, (iii) no Restricted Person has provided or agreed to provide, or will provide, any compensation in cash or otherwise to any Beretta Holding Director (or Replacement thereof) in connection with such Beretta Holding Director’s (or Replacement thereof’s) nomination and appointment to, or service on, the Board, (iv) no Restricted Person has any agreement, arrangement or understanding relating to the Company with any Beretta Holding Director (or any Replacement thereof), any member of the Board or of the Company’s management or with any Third Party or its Representatives (other than customary, ordinary course engagement agreements between or among members of the Beretta Holding Group and their advisors (including legal and financial advisors and proxy service providers)), (v) Beretta Holding has as of the date hereof, and will have at all times through the consummation of the Tender Offer, sufficient cash on hand to pay the aggregate purchase price payable in the Tender Offer (assuming the Tender Offer is fully-subscribed) after taking into account all of Beretta Holding’s other payment obligations and (vi)the representations and warranties set forth on Annex C are true, complete and correct.

9. Conflict Transactions. At any time that (i) Restricted Persons in the aggregate have Beneficial Ownership of 10% or more of the issued and outstanding Voting Securities or (ii) a director of the Company that was appointed, designated or recommended by a Restricted Person continues to serve on the Board, any Restricted Transaction between the Company or its subsidiaries on the one hand and any Restricted Person on the other hand shall be (x) negotiated with and approved by a special committee of the Board comprised solely of directors who qualify as “independent” of (A) the Company and (B) the Beretta Holding Group (as if the Beretta Holding Group were a listed company on the New York Stock Exchange), and (y) (solely to the extent that such a Restricted Transaction is an Extraordinary Transaction (disregarding the reference in the definition of Extraordinary Transaction to no member of the Beretta Holding Group being a party to such transaction)) subject to approval by a majority of the disinterested stockholders of the Company (which, for the avoidance of doubt, shall exclude members of the Beretta Holding Group).

10. Certain Actions.

Beretta Holding shall not, and shall cause the other Restricted Persons not to, take or seek to take any action, directly or indirectly (including through or by encouraging Third Parties), that would be reasonably likely to circumvent, frustrate or otherwise materially interfere with this Agreement or the purposes of this Agreement. Beretta Holding shall bear the burden of proof of demonstrating that any act or omission of any Restricted Person, and/or any other Person that has a relationship to a Restricted Person (including any trust or other Person established for the benefit of any of them) does not constitute a violation of the foregoing sentence or otherwise breach this Agreement. Beretta Holding will cause the other Restricted Persons to comply with the terms of this Agreement as if they were directly parties hereto and the failure of any member of the Beretta Holding Group or any other Restricted Person to comply in all respects with this Agreement as if they were directly parties hereto shall be deemed to be a breach by Beretta Holding of this Agreement, for which Beretta Holding shall be responsible.

11. Transfer Restrictions.

Unless otherwise specifically permitted to do so by the Board in writing, at any time that the members of the Beretta Holding Group Beneficially Own, in the aggregate, at least 5% of the issued and outstanding Common Stock (and further, at all times during the Standstill Period), Beretta Holding shall not, and shall cause the other members of the Beretta Holding Group and the other Restricted Persons not to, directly or indirectly, other than through open market or block trade brokered sale transactions where (i) the identity of the purchaser is unknown to any Restricted Person, or (ii) Restricted Persons do not directly or indirectly select or influence the selection of the purchaser, sell, offer or agree to sell, or otherwise transfer, any Voting Securities of the Company to any Third Party that, to the knowledge of the Beretta Holding Group and their Affiliates after due inquiry, (x) has aggregate Beneficial Ownership (together with its Affiliates and Associates) of more than 4.9% of the issued and outstanding Common Stock, (y) would result in such Third Party having aggregate Beneficial Ownership (together with its Affiliates and Associates) of more than 4.9% of the issued and outstanding Common Stock (except for Schedule 13G filers that are mutual funds or index funds that are buying such Common Stock for their own account and who do not have any other agreement, arrangement or understanding with any Restricted Person that relates to the Company or the Company’s Voting Securities) or (z) is considering participating in a proxy contest or consent solicitation in respect of the Company. For the avoidance of doubt, nothing in this Section 11 shall be deemed to restrict the transfer of Voting Securities between members of the Beretta Holding Group.

12. Certain Defined Terms.

For purposes of this Agreement:

(a) “2029 Annual Meeting” means the first annual meeting of stockholders of the Company following the 2028 Annual Meeting.

(b) “Action” means any action, arbitration, claim, complaint, demand, hearing, petition, investigation, litigation, suit, proceeding or charge of any kind by or before any Governmental Authority (whether civil, criminal, or administrative).

(c) “Advance Notice Deadline” means the advance notice deadline as determined pursuant to the Company’s bylaws, as then in effect, for stockholders to nominate candidates for the 2029 Annual Meeting.

(d) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Restricted Persons and their Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement.

(e) the terms “Beneficial Ownership” and “Beneficially Own” (and similar terms) have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided, that a Person shall further be deemed to have “Beneficial Ownership” of any Voting Securities that such Person has a right, option or obligation to own, acquire or control or direct the voting of upon conversion, exercise, expiration, settlement or similar event (an “Exercise”) under or pursuant to (i) any Derivative (whether such Derivative is subject to Exercise immediately or only after the passage of time or upon the satisfaction of one or more conditions) and (ii) any Synthetic Position that is required or permitted to be settled, in whole or in part, in Voting Securities.

(f) “Beretta Holding Group” means (i) Beretta Holding, the Persons referred to on Annex B, and each Family Member of any of the Persons referred to in Annex B, and (ii) each Affiliate and Associate of any of the Persons referred to in clause (i).

(g) “CFIUS” means the Committee on Foreign Investment in the United States.

(h) “CFIUS Approval” means, following submission of a declaration or notice pursuant to the DPA, (i) written notification by CFIUS to Beretta Holding and/or the Company that none of the transactions contemplated by this Agreement that require approval by CFIUS (which for the avoidance of doubt, includes the matters referred to in subsections of Section 1 listed in Section 1(j)(i)(A)) or by the Tender Offer (including without limitation Section 1) constitutes a “covered transaction” pursuant to the DPA; (ii) written notification by CFIUS to Beretta Holding and/or the Company that CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and the Tender Offer, including through the acceptance of mitigation terms (without prejudice to the third to last sentence of Section 1(j)(ii)); or (iii) CFIUS shall have sent a report to the President of the United States (the “President”) requesting the President’s decision and the President has announced a decision to not take any action to suspend or prohibit any of the transactions contemplated by this Agreement and the Tender Offer.

(i) “CFIUS Filing” means the submission by Beretta Holding of a declaration or notice to CFIUS pursuant to the DPA (it being understood that the notice made by Beretta Holding pursuant to the DPA prior to the date of this Agreement and provided to Representatives of the Company shall be deemed to be the CFIUS Filing for all purposes pursuant to this Agreement).

(j) “Competitor” means any Person that is engaged, directly or through any Affiliate, in the design, manufacture, marketing or sale of (i) firearms, including rifles, pistols, revolvers or shotguns, or (ii) investment castings, metal injection molding products or other metal component manufacturing products or processes that compete with the products or services of the Company or any of its subsidiaries, in each case as determined by the Board in good faith in consultation with its outside counsel.

(k) “DGCL” means the Delaware General Corporation Law.

(l) “DPA” means the U.S. Defense Production Act of 1950.

(m) “Family Member” means, with respect to any Person, (i) such Person’s spouse, parents, children, siblings and children of siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and (ii) anyone (other than domestic employees) who shares such person’s home.

(n) “Governmental Authority” means any applicable (i) federal, state, local, municipal, provincial, foreign or other government, governmental or quasi-Governmental Authority of any nature (including (x) any governmental agency, branch, department, official or entity, (y) any court or other tribunal or (z) any arbitral, mediation or similar body); or (ii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or similar power of any nature, including any taxing authority.

(o) “Grace Period End Date” means the date that is 180 days after the date that the Company terminates or amends the Rights Agreement in furtherance of Section 1(l)(i) (or, if earlier, the date that the Company’s obligation to comply with Section 1(l)(i) ceases).

(p) “Legal Requirement” shall mean any requirement to disclose information arising from or in connection with: (i) a response to a request for information from any Governmental Authority with jurisdiction over the party from whom such information is sought; or (ii) any legal, judicial, regulatory, or administrative investigation or proceeding, including by way of interrogatories, subpoena, civil investigative demand, or similar legally mandatory process; provided, however, that “Legal Requirement” shall expressly exclude any such requirement arising out of any action or proceeding initiated directly or indirectly by the party (considering for such purposes all Restricted Persons to be a single “party”) seeking to make the disclosure or any of its Representatives, including, for the avoidance of doubt, any requirement to make a filing with the SEC or pursuant to any applicable securities laws or regulations.

(q) “Minimum Director Ownership Level” means the applicable of the One Director Minimum Ownership Level and the Two Director Minimum Ownership Level;

(r) “Nomination Notice” means the letter, dated February 24, 2026, delivered by’ Beretta Holding to the Company, giving notice to the Company of Beretta Holding’s intent to nominate certain individuals to stand for election to the Board at the 2026 Annual Meeting.

(s) “One Director Minimum Ownership Level” means, as of any date, aggregate Beneficial Ownership of Voting Securities by the Beretta Holding Group of at least 15% of the issued and outstanding Voting Securities publicly disclosed as of such date; provided, however, in the event such Beneficial Ownership is no longer equal to or in excess of 15% of the issued and outstanding Voting Securities solely due to an issuance of Common Stock by the Company to which Section 1(n) does not apply, then the One Director Minimum Ownership Level will be deemed to be satisfied for so long as the aggregate Beneficial Ownership of Voting Securities by the Beretta Holding Group is at least 10% of the issued and outstanding Voting Securities publicly disclosed as of such date (solely provided that (x) the Beretta Holding Group increases its Beneficial Ownership of Voting Securities back to or above 15% of the Company most recently publicly-disclosed number of outstanding Voting Securities within 30 days and (y) there are no subsequent dispositions by the Beretta Holding Group prior to clause (x) being satisfied);

(t) “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(u) “Representatives” shall mean a Person’s directors, principals, members, general partners, managers, officers, employees, agents, trustees, advisors and other representatives.

(v) “Restricted Persons” shall mean the members of the Beretta Holding Group and (in each case, acting on behalf of or at the direction of, or otherwise for the benefit of, any member of the Beretta Holding Group) the principals, directors, general partners, officers, employees, agents, trustees and representatives of each member of the Beretta Holding Group.

(w) “Standstill Period” shall mean the period commencing with the execution and delivery of this Agreement and ending on the date that is thirty (30) calendar days prior to the Advance Notice Deadline for the 2029 Annual Meeting; provided, however, that in the event that CFIUS Approval has not been received by the date that is thirty (30) calendar days prior to the advance notice deadline (as determined by the Company’s bylaws, as then in effect) for stockholders to nominate candidates for the 2027 Annual Meeting (and the failure to receive CFIUS Approval by such date is not as a result, in whole or in part, of the failure of any member of the Beretta Holding Group to diligently pursue CFIUS Approval), then the Standstill Period will end on such date.

(x) “Synthetic Position” shall mean any option, warrant, convertible security, stock appreciation right, or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index) (each of the foregoing, a “Derivative”), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Voting Securities and that increases in value as the market price or value of Voting Securities increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Voting Securities, in each case regardless of whether (i) it conveys any voting rights in such Voting Securities to any Person, (ii) it is required to be or capable of being settled, in whole or in part, in Voting Securities or (iii) any Person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect.

(y) “Third Party” shall mean any Person other than the Company the Restricted Persons and their respective Representatives.

(z) “Two Director Minimum Ownership Level” means, as of any date, aggregate Beneficial Ownership of Voting Securities by the Beretta Holding Group of at least 20% of the issued and outstanding Voting Securities publicly disclosed as of such date; provided, however, in the event such Beneficial Ownership is no longer equal to or in excess of 20% of the issued and outstanding Voting Securities solely due to an issuance of Common Stock by the Company to which Section 1(n) does not apply, then the Two Director Minimum Ownership Level will be deemed to be satisfied so long as the aggregate Beneficial Ownership of Voting Securities by the Beretta Holding Group is at least 15% of the issued and outstanding Voting Securities publicly disclosed as of such date and there have been no subsequent dispositions by the Beretta Holding Group (solely provided that (x) the Beretta Holding Group increases its Beneficial Ownership of Voting Securities back to or above 20% of the Company most recently publicly-disclosed number of outstanding Voting Securities within 30 days and (y) there are no subsequent dispositions by the Beretta Holding Group prior to clause (x) being satisfied);

(aa) “Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors.

(bb) “Agreement Date” shall mean the date of effectiveness of this Agreement, which is May 2, 2026.

13. Governing Law; Jurisdiction; Waiver of Jury Trial; Agent for Service of Process.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

(d) Beretta Holding hereby (i) consents to service of process in any Action among any of the Parties arising from or relating to this Agreement, the negotiation, terms, and performance hereof, the rights of the Parties hereunder, or any of the transactions contemplated hereunder in any manner permitted by the Laws of the State of Delaware; (ii) agrees that, in addition to service of process effected in accordance with clause (i), sending summons, complaints and/or any other Action-initiating documents by electronic mail or overnight delivery by a nationally recognized courier service to the relevant email or physical address specified in Section 17, shall constitute good and valid service of process in any such Action; and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim arising from or relating to this Agreement that service of process effected or otherwise made in accordance with any manner set forth in this Section 13 does not constitute good and valid service of process.  For the avoidance of doubt, Beretta Holding expressly waives any requirement that service of process be made in accordance with the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters, or any other formal method of international service.

14. Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

15. No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

17. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below during normal business hours (and no email bounce-back is received) or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Sturm, Ruger & Company, Inc.

700 S. Ayersville Road

Mayodan, NC 27027

Attention:	Legal Department

Email:	LegalNotice@ruger.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Richard M. Brand, Esq. Kiran S. Kadekar, Esq.

Email:	richard.brand@whitecase.com kiran.kadekar@whitecase.com

if to Beretta Holding:

Beretta Holding S.A.

L-2763 Luxembourg City

Grand Duchy of Luxembourg

Attention:	Robert Eckert Bastien Villeneuve

Email:	robert.eckert@berettaholding.com bastien.villeneuve@berettaholding.com with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:	Andrew Freedman, Esq.
Dorothy M. Sluszka, Esq.

Email:	AFreedman@olshanlaw.com
DSluszka@olshanlaw.com

with a further copy (which shall not constitute notice) to:

Reed Smith LLP

559 Lexington Avenue

New York, NY 10022

Attention:	Christopher M. Sheaffer, Esq.

Email:	csheaffer@reedsmith.com

18. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

19. Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

20. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

21. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons, except as expressly provided in Section 6.

22. Amendments. This Agreement may only be amended pursuant to a written agreement executed by Beretta Holding and the Company.

23. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances. Any share numbers set forth in this Agreement shall be adjusted as necessary for any stock splits, stock dividends, reverse stock splits, recapitalizations or similar events (other than stock buybacks or repurchases).

24. Termination. This Agreement shall terminate with immediate effect upon the consummation of any transaction (other than an internal reorganization) that results in all of the equity securities of the Company ceasing to be listed on any national securities exchange.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

STURM, RUGER & COMPANY, INC.

By:	/s/ John A. Cosentino, Jr.
	Name:	John A. Cosentino, Jr.
	Title:	Chairman of the Board of Directors

BERETTA HOLDING S.A.

By:	/s/ Dott. Pietro Gussalli Beretta
	Name:	Dott. Pietro Gussalli Beretta
	Title:	President and CEO

Exhibit A

Form of Irrevocable Resignation Letter

[insert date]

The Board of Directors of Sturm, Ruger & Company, Inc.

1 Lacey Place

Southport, Connecticut 06890

Dear Members of the Board of Directors of Sturm, Ruger & Company, Inc.:

Reference is made to that certain Agreement, dated as of [insert date] (the “Agreement”), by and between (a) Sturm, Ruger & Company, Inc., a Delaware corporation (the “Company”) on the one hand and (b) Beretta Holding S.A. (“Beretta Holding”) and each of the other Persons set forth on the signature pages to the Agreement on the other hand. Capitalized terms used in this letter and not otherwise defined shall have their respective meanings given in the Agreement.

I hereby resign from the Company’s Board of Directors (the “Board”), and from any and all committees and subcommittees thereof to which I have been appointed or on which I serve, effective immediately, in the event that the Resignation Event has occurred.

This resignation is irrevocable and may not be withdrawn by me at any time.

Very truly yours,

[insert name]

cc:	General Counsel and Corporate Secretary of Sturm, Ruger & Company, Inc.

Ex-A

Exhibit B

Press Release

[see attached]

Ex-B

FOR RELEASE: May 4, 2026

For further information, contact:

Ruger: Rob Werkmeister, Senior Vice President of Marketing & Customer Experience
rwerkmeister@ruger.com

Beretta Holding: Longacre Square Partners

beretta@longacresquare.com / press@berettaholding.com

Ruger and Beretta Holding S.A. Announce Strategic Cooperation Agreement

Agreement Reflects Mutual Commitment to Long-Term Value Creation & Stability

Ruger to Increase Beretta Holding Ownership Cap to 25% of the Company

Ruger to Grant Beretta Holding the Ability to
Nominate Up to Two Independent Board Members

Mayodan, NC -- Sturm, Ruger & Company, Inc. (NYSE: RGR) (“Ruger” or the “Company”) today announced that it has entered a Strategic Cooperation Agreement (“Agreement”) with Beretta Holding S.A. (“Beretta Holding”), the Company’s largest shareholder. The Agreement reflects a shared commitment to long-term value creation, constructive engagement, and stability for Ruger’s shareholders, employees, customers and industry partners.

Under the terms of the Agreement, Ruger is expected to allow Beretta Holding to increase its investment to up to 25% of the Company’s outstanding shares. The minimum partial tender offer price shall be $44.80 per share in cash – which represents a ~20% premium to the Company’s 60-day volume-weighted average share price prior to Beretta Holding’s tender offer announcement. Such tender offer has not yet commenced and will be subject to applicable regulatory approvals.

In connection with this increased investment, Beretta Holding will have the right to nominate up to two independent directors following the 2026 Annual Meeting of Shareholders and regulatory approval. At that time, the Company will temporarily expand the Board. The nominees will be subject to Ruger’s Nominating and Governance Committee process and qualification criteria.

As part of the agreement, Beretta Holding has committed to a three-year standstill, during which it will not, among other things, initiate or support any proxy contest or similar action. Over that period, Beretta Holding will also vote its shares in alignment with the Ruger Board’s recommendations on all matters (except in cases where leading independent proxy advisory firms, ISS or Glass Lewis, issue an adverse recommendation or in certain extraordinary transactions not involving Beretta Holding).

Additionally, Beretta Holding has withdrawn its director nominations for the 2026 Annual Meeting of Shareholders and only Ruger Board-recommended candidates will be up for election at the meeting.

These provisions, together with other provisions in the Agreement, are designed to safeguard Ruger’s independence and stability while increasing alignment of Beretta Holding with all shareholder interests.

“This agreement is strategically valuable and will benefit all Ruger stakeholders,” said John Cosentino, Chairman of the Board of Ruger. “As a Board, our responsibility and duty is to act in the best interests of all shareholders. This agreement provides stability, avoids further expense and distraction, and creates a framework for productive engagement with Beretta Holding while preserving Ruger’s independence and governance standards.”

The Agreement is positive for Ruger and its shareholders and enables Ruger and Beretta Holding to explore avenues for commercial cooperation in a manner that complies with all applicable laws. Importantly, Ruger will remain an independent U.S. public company – preserving its brand, heritage and strategic direction – while benefiting from Beretta Holding’s admirable legacy and global industry leadership.

“We are pleased to have reached this Agreement with Ruger. This cooperation is fully aligned with the Group’s strategy to further strengthen our presence in the United States, a key market where we have been active for several decades, and it reflects our commitment to continued long-term development.” said Dott. Pietro Gussalli Beretta, Chairman and CEO of Beretta Holding. “We are eager to work with the Company toward our shared goal of strengthening execution and positioning Ruger for value creation.”

Further information regarding the Agreement, and a copy of the Agreement, will be made available in a Current Report on Form 8-K to be filed by the Company with the United States Securities and Exchange Commission.

About Ruger Firearms

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across the Ruger, Marlin and Glenfield brands. For over 75 years, Sturm, Ruger & Co., Inc. has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

About Beretta Holding S.A.

With roots dating back to 1526, Beretta Holding is a global family-owned industrial group operating through more than 50 subsidiaries and over 20 internationally recognized brands, with a strong manufacturing footprint in Europe and the United States supporting defense, law enforcement, hunting and shooting sports markets.

[Based on preliminary accounts, in 2025, Beretta Holding reached approximately USD 1.9 billion in revenue and USD 287 million in EBITDA, highlighting the Group’s exceptional scale and financial robustness. These indicative figures underscore Beretta Holding’s position as one of the most significant industrial players in its sector.]1

[1]	Note: To be included in Beretta version of press release if desired. Will not be included in Ruger version.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “may,” “will,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance. Such statements also include, among others, statements with respect to the future performance of the Company, statements with respect to the potential future commencement of a tender offer (and on what timing and terms), statements with respect to the performance of Ruger and Beretta Holding of their respective obligations pursuant to the Agreement and statements with respect to whether any regulatory approvals referred to herein will be received and if so on what terms and timing. The forward-looking statements in this communication are based upon the current beliefs, assumptions and expectations of Ruger and are subject to significant risks and uncertainties, including without limitation, market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against Ruger, the impact of future firearms control, environmental legislation and accounting estimates and the performance by Ruger and Beretta Holding of their respective obligations pursuant to the Agreement (and, with respect to any regulatory approvals, any matters related to Beretta Holding or its related persons), any one or more of which could cause actual results to differ materially from those projected. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained herein because of a variety of other factors, including without limitation those detailed in the Ruger’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings made by Ruger with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Ruger expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in beliefs, assumptions or expectations or any change in events, conditions or circumstances on which any such statements are based.

Important Information and Where to Find It

Ruger has filed a definitive proxy statement and proxy card with the SEC in connection with its solicitation of proxies from the Company’s stockholders for Ruger’s 2026 Annual Meeting of Stockholders (the “Proxy Statement”). This press release is not a substitute for such proxy statement. RUGER STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY RUGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain copies of these documents and other documents filed with the SEC by Ruger free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Ruger are also available free of charge by accessing the “Corporate” section of the Company’s website at www.ruger.com/corporate.

The tender offer described in this press release has not commenced. This press release is for informational purposes only and is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for any tender offer materials that Beretta Holding or the Company will be required to file with the SEC if the tender offer commences. If the tender offer is commenced, Beretta Holding will be required to file a Tender Offer Statement on Schedule TO with the SEC, and the Company will be required to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE COMPANY’S SECURITY HOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING ANY OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND ANY OTHER TENDER OFFER DOCUMENTS) AND THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER, IF THE TENDER OFFER COMMENCES. IF THE TENDER OFFER IS COMMENCED, BERETTA HOLDING’S TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE RELATED EXHIBITS) AND THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, IF THE TENDER OFFER IS COMMENCED, (I) THE TENDER OFFER MATERIALS THAT ARE FILED BY BERETTA HOLDING WITH THE SEC WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF THE COMPANY FREE OF CHARGE FROM THE INFORMATION AGENT FOR THE TENDER OFFER AND (II) THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF THE COMPANY FREE OF CHARGE BY THE COMPANY.

Certain Information Regarding Participants

Ruger and its directors and certain of its executive officers are deemed to be “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders by Ruger in connection with the matters to be considered at Ruger’s 2026 Annual Meeting of Stockholders. Information regarding the names of Ruger’s executive officers and directors and their respective interests in Ruger by security holdings or otherwise is set forth in Ruger’s definitive Proxy Statement for the 2026 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2026, which is available here, including under the headings “Proposal No. 1 – Election of Directors”, “Director Nominees”, “The Board of Directors, its Committees and Policies”, “Committees of the Board”, “Director Compensation”, “Beneficial Ownership Of Directors And Management Table”, “Certain Relationships And Related-Party Transactions”, “Proposal No. 3 – Advisory Vote on Compensation of Named Executive Officers”, “Compensation Discussion and Analysis”, “Executive Compensation”, “Potential Payments Upon Termination Or Change In Control”, “Potential And Actual Payments Under Severance Agreements Table”, “Pension Plans”, “Chief Executive Officer Pay Ratio”, “Pay Versus Performance (PVP)” and “Annex B – Supplemental Information Regarding Participants in the Solicitation”. To the extent holdings of such persons in the Company’s securities change following the amounts described in the definitive Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents, including the definitive Proxy Statement (and any amendments or supplements thereto) and other documents filed by the Company with the SEC, are or will be available free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Ruger are also available free of charge by accessing the “Corporate” section of the Company’s website at www.ruger.com/corporate.

Annex A

Conditions to the Tender Offer

The obligation of Beretta Holding to accept for payment and pay for shares of Common Stock validly tendered (and not withdrawn) pursuant to the Tender Offer, subject to the rights and obligations of Beretta Holding to extend and/or amend the Tender Offer in accordance with the terms and conditions of this Agreement, is subject to the satisfaction of the conditions set forth in clause “(i)”, “(ii)”, “(iii)”, “(iv)” and “(v”) below, which shall be the only conditions to the consummation of the Tender Offer. Accordingly, notwithstanding any other provision of the Tender Offer or this Agreement to the contrary, Beretta Holding shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, any validly tendered (and not validly withdrawn) shares of Common Stock, if any of the following conditions set forth in clauses “(i)”, “(ii)”, “(iii)”, “(iv)” or “(v)” below shall not be satisfied or waived in writing by Beretta Holding as of 11:59 p.m. Eastern Time on the Expiration Date of the Tender Offer:

(i)	the restrictions on business combinations under Section 203 of the DGCL shall be inapplicable to the Tender Offer (the “DGCL 203 Condition”);

(ii)	the Rights Agreement Condition (as defined in the Agreement) shall have been satisfied;

(iii)	the Company shall not have been finally determined by a court of competent jurisdiction to have breached, in any material respect, (A) its obligations pursuant to Section 1(a) or Section 1(c) of the Agreement to seat a Beretta Holding Director that has been approved by the Board pursuant to Section 1(e) of the Agreement or (B) its obligations pursuant to Section 1(e) the Agreement (as determined pursuant to Section 1(k)(ii) of the Agreement);

(iv)	there shall not have been issued by any Governmental Authority of competent jurisdiction any law, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling that remains in effect and restrains, enjoins or otherwise prevents or make illegal the acquisition of or payment for shares of Common Stock pursuant to the Tender Offer or the consummation of the Tender Offer;

(v)	any person or group shall have entered into a definitive agreement with the Company providing for an Extraordinary Transaction in which the Company’s Common Stock would cease to be listed on the New York Stock Exchange.

A-1